Exhibit 21

MasTec, Inc.
AFFILIATED ENTITIES
December 31, 2014

NORTH AMERICA

Big Country Energy Services, Inc. (Canada)	(100% by Fabcor Targetco Ltd. (Canada)) (100% by 1867064 Alberta ULC (Canada)) (100% owned by MasTec Cooperateif (UA))

Big Country Energy Services LLC.(US) (CO)	(100% owned by MasTec North America, Inc.)

Bottom Line Services, LLC (DE)	(94% owned by MasTec North America, Inc.) (6% owned by Alan Roberts)

Dynamic Tower Services, Inc. (LA)	(100% owned by MasTec North America, Inc.)

EC Source Services, LLC (FL)	(100% owned by MasTec, Inc.)

MasTec Network Solutions, LLC f/k/a Nsoro MasTec, LLC (FL)	(100% owned by MasTec, Inc.)

MasTec North America, Inc. (FL)	(100% owned by MasTec, Inc.)

Pacer Construction Holdings Corporation (PCHC) (Canada)	(100% owned by 1828200 Alberta Ltd. (Canada)) (100% owned by 1867064 Alberta ULC (Canada)) (100% owned by MasTec Cooperateif (UA))

Pacer Foundations Corporation (PFC)	(100% owned by PCHC)
Pacer Foundations Construction Corporation	(100% owned by PFC)
Pacer Construction Corporation	(100% owned by PCHC)
Pacer Construction Management Corporation	(100% owned by PCHC)
Pacer Projects Corporation	(100% owned by PCHC)
Pacer Mamisiwin Corporation (PMC)	(100% owned by PCHC)
Pacer Mamisiwin Construction Corporation	(100% owned by PMC)
Pacer Newfoundland and Labrador Corporation	(100% owned by PCHC)

Patch Point Energy Services LTD. (Canada)	(100% owned by BC Acquisition II, LTD. (Canada)) (100% owned by 1867064 Alberta ULC (Canada)) (100% owned by MasTec Cooperateif (UA)

Precision Acquisition, LLC (WI)	(100% owned by MasTec, Inc.)

Precision Pipeline LLC (WI)	(100% owned by Precision Acquisition, LLC)

Pumpco, Inc. (TX)	(100% owned by MasTec North America, Inc.)

Wanzek Construction, Inc. (ND)	(100% owned by MasTec North America, Inc.)

WesTower Communications, Inc. (DE)	(100% owned by MasTec Network Solutions, LLC (FL))

Certain other affiliates have been omitted because, in the aggregate, they would not constitute a significant subsidiary.